EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
EVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201-444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces

Second Quarter of 2014 Earnings

Midland Park, NJ – August 5, 2014 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, announced net income for the three months ended June 30, 2014 of $726,000 as compared to net income of $461,000 for the three months ended June 30, 2013. For the six months ended June 30, 2014, the Corporation reported net income of $1.2 million compared to net income of $1.3 million for the corresponding six month period in 2013. After dividends on preferred stock, the net income available to the common shareholders was $890,000, or $0.15 per diluted common share, for the first six months of 2014 compared to $990,000, or $0.17 per diluted common share, for the comparable period of 2013.

For the first six months of 2014, the Corporation did not record a provision for loan losses compared to a provision of $850,000 and $2.5 million for the three and six months ended June 30, 2013, respectively. Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer stated, “As with the prior quarter, no provision for loan losses was necessary for the six months ended June 30, 2014.”

Van Ostenbridge continued noting “Following our significant improvement in asset quality, the Corporation is demonstrating the ability to sustain our progress.” Nonperforming loans totaled $4.9 million, or 1.13% of total loans at June 30, 2014, down slightly from the $5.1 million three months earlier, but a significant improvement when compared to $10.2 million, or 2.34%, at December 31, 2013 and

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Press Release - Midland Park NJ
Stewardship Financial Corporation continued	August 5, 2014

$14.7 million, or 3.33%, a year earlier. Total nonperforming assets, which includes other real estate owned, represented 0.91% of total assets at June 30, 2014 compared to 1.58% and 2.29% at December 31, 2013 and June 30, 2013, respectively.

Components of noninterest income also had a substantial impact on the comparison of current year results with the prior year periods. For the three and six months ended June 30, 2014, the Corporation reported noninterest income of $807,000 and $1.2 million, respectively, compared to $1.0 million and $2.5 million for the corresponding prior year periods. The current six month period includes a loss of $241,000 from the sale of nonperforming loans. Reduced gains on sales of mortgage loans for both the three and six months ended June 30, 2014 are reflective of the impact of rising mortgage rates and corresponding reduction in refinance activity. Further affecting comparisons, the six month period for 2013 included $537,000 as a result of a death benefit insurance payment received.

Net interest income was $5.4 million and $10.7 million for the three and six months ended June 30, 2014, compared to $5.7 million and $11.5 million for the equivalent prior year periods. “The Corporation will continue to manage all expenses, however, the low interest rate environment in which all banks have been operating continues to negatively impact asset yields,” said Van Ostenbridge.

Total noninterest expenses were $5.1 million and $10.2 million for the three and six months ended June 30, 2014, consistent with the $5.1 million and $10.1 million incurred for the three and six months ended June 30, 2013, respectively.

Total assets at June 30, 2014 were $671.5 million – relatively comparable to assets of $673.5 million at December 31, 2013. Likewise, the gross loans receivable balance was not significantly different from December 31, 2013, and was the result of new loan originations being offset by payoffs and normal principal amortization. Securities, in the aggregate, decreased by $4.3 million primarily due to normal pay downs and maturities during the six months ended June 30, 2014. During the current quarter, the Corporation reclassified $24.0 million of securities available for sale to securities held to maturity as the Corporation has the intent and ability to hold these securities until maturity.

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Press Release - Midland Park NJ
Stewardship Financial Corporation continued	August 5, 2014

Total deposits of $566.4 million at June 30, 2014 reflect a $11.2 million decline when compared to deposits of $577.6 million at December 31, 2013. The composition of deposits continues to show a shift from interest-bearing to noninterest-bearing. From December 31, 2013 to June 30, 2014 the Corporation’s noninterest-bearing deposit balances increased $10.1 million and comprised 25.4% of total deposits, up from 23.1% at December 31, 2013.

Capital levels remain strong with a tier 1 leverage ratio of 9.35% and total risk based capital ratio of 14.90%. Van Ostenbridge commented, “We continue to significantly exceed the regulatory capital requirements for a “well capitalized” institution of 4% and 8%, respectively.”

In concluding his remarks, Van Ostenbridge noted, “With the improvement in our asset quality coupled with the moderate, albeit slow, improvement in the economy, our attentions are focused on appropriately underwriting and originating loans and funding such with deposits.”

Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. The Bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total $8.1 million.

We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	June 30,	March 31,	December 31,	June 30,
	2014	2014	2013	2013

Selected Financial Condition Data:
Cash and cash equivalents	$14,630	$27,176	$17,405	$14,322
Securities available for sale	144,459	171,692	168,411	181,676
Securities held to maturity	54,225	24,685	25,964	28,119
FHLB Stock	2,429	2,133	2,133	2,133
Loans receivable:
Loans receivable, gross	433,198	423,471	434,009	442,006
Allowance for loan losses	(9,825)	(9,792)	(9,915)	(10,787)
Other, net	40	105	168	134
Loans receivable, net	423,413	413,784	424,262	431,353

Loans held for sale	259	186	2,800	2,054
Other assets	32,107	32,947	32,533	29,175
Total assets	$671,522	$672,603	$673,508	$688,832

Noninterest-bearing deposits	$143,711	$137,687	$133,565	$145,388
Interest-bearing deposits	422,669	437,729	444,026	447,311
Total deposits	566,380	575,416	577,591	592,699
Other borrowings	31,000	25,000	25,000	25,000
Securities sold under agreements to repurchase	7,601	7,601	7,300	7,344
Subordinated debentures	7,217	7,217	7,217	7,217
Other liabilities	2,329	2,209	2,621	2,280
Total liabilities	614,527	617,443	619,729	634,540
Shareholders' equity	56,995	55,160	53,779	54,292
Total liabilities and shareholders' equity	$671,522	$672,603	$673,508	$688,832

Equity to assets	8.49%	8.20%	7.98%	7.88%

Asset Quality Data:
Nonaccrual loans	$4,875	$5,073	$10,219	$14,716
Loans past due 90 days or more and accruing	—	—	—	—
Total nonperforming loans	4,875	5,073	10,219	14,716
Other real estate owned	1,225	1,789	451	1,072
Total nonperforming assets	$6,100	$6,862	$10,670	$15,788

Nonperforming loans to total loans	1.13%	1.20%	2.34%	3.33%
Nonperforming assets to total assets	0.91%	1.02%	1.58%	2.29%
Allowance for loan losses to nonperforming loans	201.54%	193.02%	97.03%	73.30%
Allowance for loan losses to total gross loans	2.27%	2.31%	2.28%	2.44%

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Selected Operating Data:
Interest income	$6,186	$6,636	$12,331	$13,506
Interest expense	810	958	1,649	1,962
Net interest and dividend income	5,376	5,678	10,682	11,544
Provision for loan losses	—	850	—	2,450
Net interest and dividend income
after provision for loan losses	5,376	4,828	10,682	9,094
Noninterest income:
Fees and service charges	504	492	925	948
Bank owned life insurance	106	77	202	153
Gain on calls and sales of securities	—	—	—	2
Gain on sales of mortgage loans	2	298	14	460
Loss on sales of loans	—	—	(241)	—
Gain on sales of other real estate owned	54	—	54	126
Gain on life insurance proceeds	—	—	—	537
Other	141	128	252	243
Total noninterest income	807	995	1,206	2,469
Noninterest expenses:
Salaries and employee benefits	2,557	2,711	5,235	5,407
Occupancy, net	520	503	1,075	1,020
Equipment	175	199	363	383
Data processing	435	332	822	660
FDIC insurance premium	133	276	344	426
Other	1,286	1,110	2,361	2,167
Total noninterest expenses	5,106	5,131	10,200	10,063
Income before income tax expense	1,077	692	1,688	1,500
Income tax expense	351	231	456	217
Net income	726	461	1,232	1,283
Dividends on preferred stock	171	127	342	293
Net income available to common stockholders	$555	$334	$890	$990

Weighted avg. no. of diluted common shares	5,999,897	5,934,549	5,978,511	5,932,774
Diluted earnings per common share	$0.09	$0.06	$0.15	$0.17

Return on average common equity	5.41%	3.21%	4.43%	4.79%

Return on average assets	0.44%	0.27%	0.37%	0.38%

Yield on average interest-earning assets	4.03%	4.14%	3.98%	4.26%
Cost of average interest-bearing liabilities	0.70%	0.78%	0.70%	0.80%
Net interest rate spread	3.33%	3.36%	3.28%	3.46%

Net interest margin	3.51%	3.55%	3.45%	3.66%

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